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ARI NETWORK SERVICES, INC.

(Name of Registrant as Specified in its Charter)

PARK CITY CAPITAL, LLC PARK CITY CAPITAL OFFSHORE MASTER, LTD. MICHAEL J. FOX JOHN M. MUELLER

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Park City Responds to the ARI Network Services Board’s Failure to Acknowledge Audit Chair Mortimore’s Troubling Track Record

DALLAS, TX, December 8, 2016 – Park City Capital, LLC, the beneficial owner of approximately 5.7% of the shares of ARI Network Services, Inc. (Nasdaq Capital Market: ARIS) that has initiated a proxy contest to elect two new directors to ARI’s six-member staggered board at ARI’s annual meeting to be held on January 5, 2017, responds to the ARI Network Services Board’s failure to acknowledge audit committee chair William C. Mortimore’s troubling track record. Mortimore is one of the two director candidates proposed for election by the ARI board. Importantly, the ARI board proposes Mortimore for continued service as the chair of the company’s audit committee.

The ARI board refers to Mortimore’s involvement in the massive multi-year accounting fraud at Merge Healthcare as “baseless” and “completely unfounded.” The ARI board then goes on to repeatedly complain that Park City Capital is engaged in a “mudslinging contest” and has “reduced itself to a strategy of character assassination, misleading half-truths and manipulation of facts.” Park City Capital merely provided carefully supported facts about Mortimore’s involvement at Merge Healthcare, none of which were or can be disputed by the ARI board.

Shareholders should note in particular the following facts about Mortimore’s troubling track record:

▪	ARI never disclosed to shareholders Mortimore’s involvement in a massive multi-year accounting fraud at Merge Healthcare, or the 1981 federal court injunction against Mortimore from violating the anti-fraud provisions of the federal securities laws in an action brought by the SEC, until they were forced to address it now.

▪	Mortimore founded Merge and was Chairman of the Board and a senior officer at the time the company was engaged in a massive multi-year accounting fraud that Merge later admitted was “an elaborate revenue recognition scheme to make it appear as if Merge was more successful than it really was.”

▪	The law firm that represented Merge publicly disclosed that Mortimore was given the choice of resigning or being terminated for cause when the Merge board concluded that Mortimore was involved in the accounting fraud. Mortimore chose to immediately resign from all positions with the company.

▪	Mortimore sued Merge for severance and indemnification but was unsuccessful. Mortimore entered into a settlement agreement with Merge pursuant to which he agreed to issue a “statement of regret” to Merge’s board of directors and was required to reimburse a portion of Merge’s legal fees incurred in defending against his litigation.

▪	The law firm that represented Merge has publicly stated that the arbitrator in Mortimore’s claims against the company held that “Mortimore’s conduct was a material violation of company policy that negated the obligation to pay severance and that his actions constituted willful misconduct for purposes of Wisconsin’s corporate indemnification statutes.”

▪	In connection with Mortimore’s unsuccessful litigation against the company, Merge stated that the company received anonymous whistleblower letters alleging that “members of Merge’s senior management, including Mortimore, were engaged in an elaborate revenue recognition scheme to make it appear as if Merge was more successful than it really was.”

▪	In connection with Mortimore’s unsuccessful litigation against the company, Merge also stated that the company uncovered that “Mortimore . . . had interfered in the audit confirmation process by instructing a customer on how to respond to an audit confirmation letter.”

▪	In connection with Mortimore’s unsuccessful litigation against the company, Merge also stated that the company’s board of directors “sought” and received Mortimore’s resignation from all positions with the company.

▪	ARI shockingly defends Mortimore by stating that “the Board of Merge Healthcare had the confidence in Mr. Mortimore to turn to him in 2006 to help shepherd the company through the complex investigation as its interim CEO . . .” when six weeks after being appointed interim CEO Mortimore was given the choice by the Merge board to resign or be terminated for cause due to the board’s conclusion that he was involved in the accounting fraud.

▪	ARI further defends Mortimore by stating that “Merge Healthcare was recently acquired by IBM in a transaction valued at $1 billion.” This transaction occurred nine years after Mortimore was forced to resign from all positions with Merge. During Mortimore’s leadership as Merge’s Chairman and a senior officer, according to the SEC, the massive multi-year accounting fraud committed at Merge “cost the company more than $500 million in market capitalization.”

▪	With respect to the 1981 SEC charge against Mortimore that ARI brushes aside as a “decades-old matter” and merely a “distraction,” the Honorable Terrence Edwards, District Court Judge for the Eastern District of Wisconsin, enjoined Mortimore personally from violating the anti-fraud provisions of the federal securities laws in an action brought by the SEC, which alleged material misrepresentations and omissions regarding, among other things, the use of investor proceeds and the misuse of funds in the offer and sale of debt securities of two nonprofit corporations, of which Mortimore served as an officer and director.

We are gravely concerned that the ARI board never disclosed these serious matters to shareholders. We are equally concerned that the ARI board now wishes to brush aside these serious matters as a “distraction” while harshly attacking Park City Capital for merely stating the facts. The ARI board is proposing Mortimore for election to the board and continued service as its audit committee chair—but they do not think shareholders should know about his questionable history. We believe shareholders deserve a more qualified overseer of ARI’s financial accounting and internal controls.

We believe the ARI board’s statements that this information regarding Mortimore is “baseless” and “completely unfounded” reveals a disturbing lack of honesty to shareholders by the ARI board.

Park City’s concern and reason for initiating this proxy contest to elect two new directors to ARI’s six-member staggered board is that we believe the ARI board has not adequately reviewed and considered the current opportunity that the board has to sell the company at a significant premium. We believe the ARI board’s inadequate analysis and dismissiveness regarding the troubling track record of its audit committee chair Mortimore demonstrate the board’s lack of diligence and care in its decisions, which validates our stated concern.

Park City Capital believes that ARI’s shares are significantly undervalued and that current market conditions offer ARI the opportunity to sell the company at a significant premium—a premium that would take years for management to achieve through its “growth plan,” assuming that plan can be achieved. We do not believe that the ARI board and management have genuinely considered a sale of the company but have taken every effort to avoid considering a sale of the company.

We are asking shareholders to add our two highly qualified and independent director nominees to ARI’s six-member staggered board so that they can ensure that the ARI board fairly and properly fulfills its duties to shareholders—by properly vetting all directors, appointing an appropriate audit committee chair, and considering all potential strategic alternatives for shareholders.

Shareholders of ARI should have received Park City Capital’s proxy statement and BLUE proxy card in the mail. Please vote our BLUE proxy card in favor of our director nominees in support of our efforts to effect positive change at ARI for all shareholders.

We urge you not to return any proxy card provided by ARI. To support Park City Capital, you should return our BLUE proxy card and discard any proxy card you receive from ARI. You do not need to (and should not) vote “withhold” on ARI’s proxy card to vote for our director candidates. You should not vote for any of the director candidates nominated by ARI, or on any other matter, by returning ARI’s proxy card. If you have already provided ARI with an executed proxy, you may revoke it by executing a later dated BLUE proxy card.

If you do not receive our BLUE proxy card, or need any assistance with voting, please contact Alliance Advisors, our proxy advisor, toll-free at 855-737-3183.

If you would like to speak with Michael J. Fox of Park City Capital, we urge you to contact him directly at 214-855-0801.

# # #

Park City Capital, LLC and Park City Capital Offshore Master, Ltd. have filed with the Securities and Exchange Commission, and mailed to shareholders on or about November 29, 2016, a definitive proxy statement and a blue proxy card in connection with their solicitation of votes for the election of director nominees at the “2017” annual meeting of shareholders of ARI Network Services, Inc.

Park City Capital Offshore Master, Ltd. beneficially owns 1,000,000 shares of common stock of ARI. Park City Capital, LLC, which is the investment manager of Park City Capital Offshore Master, Ltd., and Michael J. Fox, who serves as the managing member of Park City Capital, LLC, also beneficially own these shares.

Park City Capital, LLC, Park City Capital Offshore Master, Ltd., their control persons, and their nominees to the ARI board are the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation is included in Park City Capital’s definitive proxy statement and other materials filed with the SEC. SHAREHOLDERS OF ARI SHOULD READ SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING AND PARK CITY CAPITAL’S NOMINEES TO THE BOARD AND SOLICITATION OF PROXIES. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contact:

Alliance Advisors

Peter Casey, 973-873-7710

Toll-free number: 855-737-3183